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                                                                   Exhibit 7.8

                                 PROMISSORY NOTE


$644,287.50                       Dallas, Texas                    July 13, 1998


         FOR VALUE RECEIVED, the undersigned, Lee Global Energy Fund, L.P. ("Maker"), a Texas limited partnership with its mailing address at 4809 Cole Avenue, Suite 107, Dallas, Texas 75205, promises to pay to the order of Peter R. Vig ("Payee") at his residence at 101 Park Avenue, 48th Floor, New York, New York 10178, or such other place as Payee may designate in writing, in lawful money of the United States of America, the principal sum of Six Hundred Forty-Four Thousand Two Hundred Eighty-Seven Dollars And 50/100 Dollars ($644,287.50).

         This Note has been executed and delivered pursuant to and in accordance with the terms and conditions of the Stock Purchase Agreement, entered into by and between Maker and Payee (the "Agreement"), and is subject to the terms and conditions of the Agreement, which are, by this reference, incorporated herein and made a part hereof. Capitalized terms used in this Note without definition shall have the respective meanings set forth in the Agreement. In addition, this
Note is secured by a Collateral Pledge Agreement of even date herewith from Maker to Payee evidencing a security interest in certain personal property described therein.


         The indebtedness evidenced by this Note shall bear interest at the rate of 5.75 percent (5.75%) per annum, simple interest. All past due principal and interest shall bear interest at the highest rate for which Maker may legally contract under applicable law.

         The principal balance of this Note shall be due and payable in one installment of Six Hundred Forty-Four Thousand Two Hundred Eighty-Seven Dollars And 50/100 Dollars ($644,287.50) on November 15, 1998. The accrued and unpaid interest on the outstanding principal balance of this Note shall be due and payable with the installment of principal. All payments of principal and interest shall be made by cashier's check.

         As used herein, the term "Event of Default" shall mean the occurrence and continuation of any of the following events:

                  (a) The failure of Maker to make any payment with respect to this Note when due; or

                  (b) The adjudication of Maker as bankrupt, or the taking of any voluntary action by Maker seeking relief under any provision of the federal Bankruptcy Code or under any other debtor relief law.

         Upon the occurrence and during the continuation of an "Event of Default," Payee may, at its option, without further notice of nonpayment, demand for payment, presentment for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, or any other notice or demand of any kind to Maker, declare the entire unpaid principal balance and accrued interest on this Note to be immediately due and payable, at which time such amounts shall become immediately due and payable. Payee may exercise this option to


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accelerate maturity hereof during any default by Maker regardless of any prior forbearance by Payee.

         Maker shall have the right to prepay, at any time and from time to time without premium or penalty, the entire unpaid principal balance and interest accrued of this Note or any portion thereof.

         It is the intent of Payee and Maker in the execution of this Note and all other instruments now or hereafter securing this Note to contract in strict compliance with applicable usury law. In furtherance thereof, the Payee and Maker stipulate and agree that none of the terms and provisions contained in this Note, or in any other instrument executed in connection herewith, shall ever be construed to create a contract to pay for the use, forbearance or detention of money, interest at a rate in excess of the maximum interest rate permitted to be charged by applicable law; that neither Maker nor any guarantors, endorsers or other parties now or hereafter becoming liable for payment of this Note shall ever be obligated or required to pay interest on this Note at a rate in excess of the maximum interest that may be lawfully charged under applicable law; and that the provisions of this paragraph shall control over all other provisions of this Note and any other instruments now or hereafter executed in connection herewith which may be in apparent conflict herewith. The holder of this Note expressly disavows any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of this Note is accelerated. If the maturity of this Note shall be accelerated for any reason or if the principal of this Note is paid prior to the end of the term of this Note, and as a result thereof the interest received for the actual period of existence of the loan evidenced by this Note exceeds the applicable maximum lawful rate, the holder of this Note shall, at its option, either refund to Maker the amount of such excess or credit the amount of such excess against the principal balance of this Note then outstanding and thereby shall render inapplicable any and all penalties of any kind provided by applicable law as a result of such excess interest. In the event that Payee or any other holder of this Note shall contract for, charge or receive any amount or amounts and/or any other thing of value which are determined to constitute interest which would increase the effective interest rate on this Note to a rate in excess of that permitted to be charged by applicable law, an amount equal to interest in excess of the lawful rate shall, upon such determination, at the option of the holder of this Note, be either immediately returned to maker or credited against the principal balance of this Note then outstanding, in which event any and all penalties of any kind under applicable law as a result of such excess interest shall be inapplicable. By execution of this Note, Maker acknowledges that he believes the loan evidenced by this Note to be non-usurious and agrees that if, at any time, Maker should have reason to believe that such loan is in fact usurious, it will give the holder of this Note notice of such condition and Maker agrees that said holder shall have ninety (90) days in which to make appropriate refund or other adjustment in order to correct such condition if in fact such exists. The term "applicable law" as used in this Note shall mean the laws of the State of Texas, as such laws now exist or may be changed or amended or come into effect in the future.


         If the holder hereof expends any effort in any attempt to enforce payment of all or any part or installment of any sum due the holder hereunder, or if this Note is placed in the hands of an attorney for collection, or if it is collected through any legal proceedings, Maker agrees to pay all collection costs and fees incurred by the holder, including reasonable attorneys' fees.



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         This Note shall be governed and construed in accordance with the laws of the State of Texas and the applicable laws of the United States of America.

         Maker and each surety, guarantor, endorser, and other party ever liable for payment of any sums of money payable on this Note jointly and severally waive notice, presentment, demand for payment, protest, notice of protest and nonpayment or dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, diligence in collecting, grace, and all other formalities of any kind, and consent to all extensions without notice for any period or periods of time and partial payments, before or after maturity, and any impairment of any collateral securing this Note, all without prejudice to the holder. The holder shall similarly have the right to deal in any way, at any time, with one or more of the foregoing parties without notice to any other party, and to grant any such party any extensions of time for payment of any of said indebtedness, or to release or substitute part or all of the collateral securing this Note, or to grant any other indulgences or forbearance whatsoever, without notice to any other party and without in any way affecting the personal liability of any party hereunder.

         THIS NOTE AND ALL OTHER INSTRUMENTS, DOCUMENTS AND AGREEMENTS EXECUTED AND DELIVERED BY MAKER IN CONNECTION WITH THE INDEBTEDNESS EVIDENCED BY THIS NOTE EMBODY THE FINAL, ENTIRE AGREEMENT OF MAKER AND PAYEE WITH RESPECT TO THE INDEBTEDNESS EVIDENCED BY THIS NOTE AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE INDEBTEDNESS EVIDENCED BY THIS NOTE AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF MAKER AND PAYEE. THERE ARE NO ORAL AGREEMENTS BETWEEN MAKER AND PAYEE.

                                    * * * * *


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                                 LEE GLOBAL ENERGY FUND, L.P.

                                 By: Gralee Partners, L.P., its general partner

                                       By: Gralee Capital Corp., its general
                                           partner


                                       ---------------------------------------
                                       G. Thomas Graves, III, President